UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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BancTrust Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BancTrust Financial Group, Inc.

Post Office Box 3067

Mobile, Alabama 36652

Telephone 251/431-7800

[BancTrust Logo]	F. MICHAEL JOHNSON EXECUTIVE VICE PRESIDENT, CFO AND SECRETARY

To the Shareholders of

BancTrust Financial Group, Inc.

NOTICE IS HEREBY GIVEN that, pursuant to call of its Directors, the Annual Meeting of the Shareholders of BancTrust Financial Group, Inc. will be held at 100 Saint Joseph Street, Mobile, Alabama, on May 13, 2004, at 10:00 a.m., C.D.T. for the purpose of considering and voting upon the following matters:

1. Election of Directors. Election as directors of the seventeen nominees named in the enclosed Proxy Statement.

2. Other Business. Transaction of such other business as may be brought before the meeting or any adjournment thereof. Management currently knows of no other business to be presented.

Only those shareholders of record at the close of business on March 19, 2004, will be entitled to notice of and to vote at the meeting.

We hope very much that you will attend the meeting, but whether you plan to attend or not we would appreciate your signing and returning the enclosed Proxy. Should you attend the meeting in person, the Proxy can be revoked at your request.

Management sincerely appreciates your support and cooperation, and we earnestly solicit your continued help during 2004.

By Order of the Board of Directors,

/s/ F. Michael Johnson

F. Michael Johnson Executive Vice President, CFO and Secretary

NOTICE: YOUR PROXY FORM AND RETURN ENVELOPE ARE INSIDE THIS ENVELOPE.

BANCTRUST FINANCIAL GROUP, INC.

100 Saint Joseph Street, Mobile, Alabama 36602

PROXY STATEMENT

Annual Meeting, May 13, 2004, 10:00 a.m., C.D.T.

This Proxy Statement and the enclosed Proxy are first being mailed on or about April 16, 2004, to shareholders of BancTrust Financial Group, Inc. (“BancTrust”) in connection with the solicitation of proxies by the Board of Directors of BancTrust for use at the Annual Meeting of Shareholders on May 13, 2004, to be held at 100 Saint Joseph Street, Mobile, Alabama, and any adjournment thereof.

BancTrust is the parent company and owner of 100% of the stock of BankTrust (the “Mobile Bank”), headquartered in Mobile, Alabama, The Monroe County Bank (the “Monroeville Bank”), headquartered in Monroeville, Alabama, The Commercial Bank of Demopolis (the “Demopolis Bank”), headquartered in Demopolis, Alabama, Sweet Water State Bank (the “Sweet Water Bank”), headquartered in Sweet Water, Alabama, South Alabama Trust Company, Inc. (the “Trust Company”), headquartered in Mobile, Alabama, BankTrust of Florida (the “Wewahitchka Bank”), headquartered in Wewahitchka, Florida, BankTrust of Alabama (the “Eufaula Bank”), headquartered in Eufaula, Alabama, and BankTrust (Florida) (the “Santa Rosa Bank”), headquartered in Santa Rosa Beach, Florida.

On February 27, 2004, BancTrust announced that it had reached an agreement to sell all of the stock of the Wewahitchka Bank for $7.5 million. The Wewahitchka Bank represented total assets of approximately $43.7 million and total deposits of approximately $37.5 million at December 31, 2003. That transaction is subject to regulatory approval and certain other contingencies.

VOTING SECURITIES

As of the record date, March 19, 2004, there were 10,967,958 shares of BancTrust’s common stock outstanding. Each share is entitled to one vote.

Security Ownership of Directors, Nominees, 5% Shareholders and Officers

As of the record date there were no known 5% shareholders of BancTrust. The following chart reflects the number of shares beneficially owned by (i) each director and nominee of BancTrust; (ii) each executive officer named in the Summary Compensation Table; and (iii) the directors and executive officers of BancTrust as a group.

Number of Shares of Common Stock and Nature of

Beneficial Ownership as of March 19, 2004(1)

	Voting/Investment Power
Name of Beneficial Owner or Group	Sole		Shared		Aggregate		Percentage of Total(2)
James R. Balkcom, Jr	21,302	(3)	3,098	(4)	24,400.22%
John B. Barnett, III	80,182	(5)	162,14	(6)	242,331		2.18
Stephen G. Crawford	145,150	(7)	4,950	(8)	150,100		1.37
Haniel F. Croft	22,323	(9)	0		22,323.20
David C. De Laney	39,650	(10)	33,050	(11)	72,700.66
Robert M. Dixon	32,267	(12)	196,026	(13)	228,293		2.08
Greg B. Faison	86,902		0		86,902.79
James A. Faulkner	3,293	(14)	185	(15)	3,478.03
Broox G. Garrett, Jr. (16)	7,191	(17)	78,994	(18)	86,185.78
W. Dwight Harrigan	213,900	(19)	0		213,900		1.95
James P. Hayes, Jr .	5,765	(20)	37,618	(21)	43,383.39
Clifton C. Inge (22)	38,600	(23)	0		38,600.35
F. Michael Johnson	50,180	(24)	0		50,180.45
W. Bibb Lamar, Jr .	100,622	(25)	1,342	(26)	101,964.91
John H. Lewis, Jr.	4,850		17,323	(27)	22,173.20
Stratton F. Lewis, Jr	37,667	(28)	36,188	(29)	73,855.66
Thomas E. McMillan, Jr. (30	104,455	(31)	309,459	(32)	413,914		3.78
J. Richard Miller, III (33)	168,563	(34)	0		168,563		1.54
Harris V. Morrissette (22).	20,289	(35)	400		20,689.18
J. Stephen Nelson .	61,861	(36)	592	(37)	62,453.56
Paul D. Owens, Jr. (31).	73,742	(38)	256,880	(39)	330,622		3.02
Dennis A. Wallace.	12,204	(40)	3,334	(41)	15,538.14
Earl H. Weaver (16/34).	60,071	(42)	35,572	(43)	95,643.87

All directors and executive Officers of BancTrust as a group (25 persons)	1,442,591		1,005,999		2,448,590	(44)	22.05%

(1)	The table includes shares of stock treated as beneficially owned under Securities and Exchange Commission regulations. Shares are beneficially owned if, through any contract, relationship, arrangement, understanding, or otherwise, either voting power or investment power is held or shared directly or indirectly. Shares deemed to be beneficially owned also include shares which may be acquired within sixty days. The total number of shares beneficially owned is broken down into the following two categories: (i) shares as to which voting power/investment power is held solely; and (ii) shares as to which voting power/investment power is shared. The percentage calculation is based on the aggregate number of shares beneficially owned as a percentage of outstanding shares.
(2)	The percentage calculations for Mr. Nelson, Mr. Lamar, Mr. Barnett, Mr. Croft and Mr. Stratton Lewis assume that all 136,631 shares subject to their exercisable outstanding options at March 19, 2004, were outstanding. The percentage calculations for all other directors, except Messrs. Balkcom, Dixon, Faison, Faulkner, John Lewis and Wallace, assume that all 7,150 shares subject to their exercisable outstanding options at March 19, 2004, were outstanding. The percentage calculation for all directors and executive officers of BancTrust, as a group, assumes that all 170,431 shares subject to exercisable outstanding options at March 19, 2004, were outstanding.
(3)	Includes 2,333 shares owned through the Deferred Compensation Plan as to which Mr. Balkcom has sole voting and investment power.
(4)	Includes 2,164 shares owned by Mr. Balkcom’s wife as to which he disclaims any actual beneficial ownership, and 934 shares owned through the Balkcom Charitable Trust, a charitable trust of which Mr. Balkcom is co-trustee and as such shares voting and investment power.

(5)	Includes 4,580 shares subject to purchase within 60 days pursuant to options granted to Mr. Barnett as to which he would have sole voting and investment power.
(6)	Includes the following shares as to which Mr. Barnett disclaims any actual beneficial ownership: 13,447 shares owned by Mr. Barnett’s wife and 56,906 shares held by Mr. Barnett as co-trustee of three separate irrevocable trusts; 42,646 shares owned by an aunt, but as to which Mr. Barnett has voting and investment power by durable power of attorney; and 16,050 shares held by the Barnett Charitable Foundation and 16,550 shares held by the John B. and Rebecca L. Barnett Charitable Foundation, private charitable foundations of which Mr. Barnett is president and as such shares voting and investment power.
(7)	Includes 650 shares subject to purchase within 60 days pursuant to options granted to Mr. Crawford as to which he would have sole voting and investment power; 40,000 shares owned by the trustee of Mr. Crawford’s self-directed subaccount of his law firm’s retirement plan; and 4,500 shares owned by Mr. Crawford as trustee for two of his children
(8)	The figure includes the following shares as to which Mr. Crawford disclaims any actual beneficial ownership: 2,700 shares owned by his wife; and 2,250 shares owned by his wife as custodian for two of his children under the Uniform Transfers to Minors Act.
(9)	Includes 19,080 shares subject to purchase within 60 days pursuant to options granted to Mr. Croft as to which he would have sole voting and investment power.
(10)	Includes 650 shares subject to purchase within 60 days pursuant to options granted to Mr. De Laney as to which he would have sole voting and investment power and 18,500 shares owned by The Christopher Company, an Alabama general partnership. Mr. De Laney is a general partner in the partnership.
(11)	All such shares are owned by the trustee of Mr. De Laney’s employer’s retirement plan. Mr. De Laney may be deemed to share voting and investment power with respect to those shares.
(12)	Includes 1,548 shares owned through the Deferred Compensation Plan as to which Mr. Dixon has sole voting and investment power.
(13)	Includes the following shares as to which Mr. Dixon disclaims any actual beneficial ownership: 160,300 shares owned through the Robert M. Dixon Family Partnership, a family partnership of which Mr. Dixon is managing partner and as such has shared voting and investment power; 3,805 shares owned as trustee for three separate trusts for his grandchildren; 13,066 shares owned by his wife and 18,855 shares owned as co-trustee under the will of Janie D. Dixon.
(14)	Includes 2,431 shares owned through the Deferred Compensation Plan as to which Mr. Faulkner has sole voting and investment power.
(15)	All 185 shares are owned by Mr. Faulkner’s wife.
(16)	Mr. Garrett and Mr. Weaver are first cousins.
(17)	Includes 650 shares subject to purchase within 60 days pursuant to options granted to Mr. Garrett as to which he would have sole voting and investment power.
(18)	Includes 69,268 shares owned by Mr. Garrett as trustee of the Broox G. Garrett Family Trust and 9,726 shares owned jointly with his wife.
(19)	Includes 650 shares subject to purchase within 60 days pursuant to options granted to Mr. Harrigan as to which he would have sole voting and investment power.
(20)	Includes 650 shares subject to purchase within 60 days pursuant to options granted to Mr. Hayes as to which he would have sole voting and investment power.
(21)	All such shares are owned by Mr. Hayes as co-trustee of the Elizabeth Brannon Hayes Marital Trust.
(22)	Mr. Inge is Mr. Morrissette’s uncle.
(23)	Includes 650 shares subject to purchase within 60 days pursuant to options granted to Mr. Inge as to which he would have sole voting and investment power.

(24)	Includes 26,680 shares subject to purchase within 60 days pursuant to options granted to Mr. Johnson as to which he would have sole voting and investment power.
(25)	Includes 67,830 shares subject to purchase within 60 days pursuant to options granted to Mr. Lamar as to which he would have sole voting and investment power.
(26)	Includes 1,125 shares owned by Mr. Lamar as custodian under the Uniform Transfers to Minors Act and 217 shares owned by his wife through her self-directed IRA account.
(27)	Includes 750 shares owned by Mr. John Lewis as Executor of his father’s estate, 16,123 shares owned jointly with his wife and 450 shares owned by his wife.
(28)	Includes 2,880 shares subject to purchase within 60 days pursuant to options granted to Mr. Stratton Lewis as to which he would have sole voting and investment power.
(29)	Includes 33,128 shares owned jointly by Mr. Stratton Lewis with his son and 3,060 shares owned jointly by Mr. Stratton Lewis with his mother.
(30)	Mr. McMillan and Mr. Owens are brothers-in-law.
(31)	Includes 650 shares subject to purchase within 60 days pursuant to options granted to Mr. McMillan as to which he would have sole voting and investment power and 44,400 shares owned by Thomas, Ltd., a limited partnership. Mr. McMillan is managing general partner of the partnership.
(32)	Includes 172,434 shares owned by McMillan, Ltd., a limited partnership of which Mr. McMillan is a managing general partner, and 108,054 shares and 28,971 shares owned by Mr. McMillan as co-trustee under the wills of his grandmother and grandfather, respectively.
(33)	Mr. Miller is Mr. Weaver’s wife’s first cousin.
(34)	Includes 650 shares subject to purchase within 60 days pursuant to options granted to Mr. Miller as to which he would have sole voting and investment power and 167,178 shares owned by Miller Investments, a general partnership. Mr. Miller is Managing Partner of the partnership.
(35)	Includes 650 shares subject to purchase within 60 days pursuant to options granted to Mr. Morrissette as to which he would have sole voting and investment power.
(36)	Includes 42,261 shares subject to purchase within 60 days pursuant to options granted to Mr. Nelson as to which he would have sole voting and investment power.
(37)	All such shares are owned by Mr. Nelson’s wife.
(38)	Includes 650 shares subject to purchase within 60 days pursuant to options granted to Mr. Owens as to which he would have sole voting and investment power.
(39)	Includes 172,434 shares owned by McMillan, Ltd., a limited partnership of which Mr. Owens is a managing partner, 69,100 shares owned as trustee of two revocable management trusts for his daughters, 6,264 shares owned jointly with his wife and 9,082 shares owned by his wife.
(40)	Includes 600 shares owned through the Deferred Compensation Plan as to which Mr. Wallace has sole voting and investment power.
(41)	Includes 3,226 shares owned by the Ann P. Wallace Revocable Trust and 108 shares owned as custodian for his son, all of which shares Mr. Wallace disclaims any actual beneficial ownership.
(42)	Includes 650 shares subject to purchase within 60 days pursuant to options granted to Mr. Weaver as to which he would have sole voting and investment power.
(43)	Includes 35,572 shares owned by Mr. Weaver’s wife, as to which Mr. Weaver disclaims any actual beneficial ownership.
(44)	Includes 170,431 shares subject to purchase within 60 days pursuant to options granted to directors and officers of BancTrust, as to which they would have sole voting and investment power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that BancTrust’s directors and executive officers, and persons who own more than ten percent of BancTrust’s common stock, file with the Securities and Exchange Commission reports relating to their ownership and changes in ownership of common stock and other equity securities of BancTrust. Management believes, based solely upon information furnished to BancTrust and written representations that no other reports were required, that all persons subject to the reporting requirements of Section 16(a) during 2003 filed the reports on a timely basis except as follows: Mr. Barnett’s sale of 500 shares in January 2003 and sale of 400 shares in March 2003 and Mr. Morrissette’s purchase of 300 shares in August 2003.

ELECTION OF DIRECTORS

Number and Term

The Articles of Incorporation of BancTrust provide that the number of directors to be elected at the Annual Meeting will be fixed by resolution of the Board of Directors. The Board has adopted a resolution fixing at seventeen the number of directors to be elected at the 2004 Annual Meeting. The directors so elected will serve a term of one year.

Nominees

The persons named below are the Board’s nominees for election as directors, and each has agreed to serve if elected. All nominees are members of the current BancTrust Board of Directors.

James R. Balkcom, Jr.

A BancTrust director since 2004

Mr. Balkcom, age 59, has been Group Executive of Equifax, Inc., Atlanta, Georgia, since 2004. He also has served as Civilian Aide to the Secretary of the Army-Georgia since 2003 and as President of J.R. Balkcom & Associates since 1995. Previously Mr. Balkcom served as Chairman (1996-2000) and President (1999-2000) of PAMECO Corporation, Atlanta, Georgia. From 1999 until its merger with BancTrust at the end of 2003, Mr. Balkcom served as a director and Chairman of CommerceSouth, Inc.

Greg B. Faison

A BancTrust director since 2004

Mr. Faison, age 56, retired in December 2003 as President and Chief Executive Officer of CommerceSouth, Inc., a position he held from 1988-2003. From 1988 until its merger with BancTrust at the end of 2003, Mr. Faison served as a director of CommerceSouth, Inc., and from 1991 until 2003 he served as a director of CommerceSouth Bank, Florida.

Stephen G. Crawford

A BancTrust director since 1985

Mr. Crawford, age 64, has served as General Counsel to BancTrust since July 2003 and as Chairman of the Executive Committee since 1992. He is also a member of the Hand Arendall, L.L.C. law firm, Mobile, Alabama, where he has practiced law since 1964. Mr. Crawford has been a director of the Mobile Bank since 1986 and a director since 1998 of the Trust Company.

James A. Faulkner

A BancTrust director since 2004

Mr. Faulkner, age 59, has served since 2000 as a director of Branch Banking & Trust, Co., Winston-Salem, North Carolina and as an advisory director of the Georgia Advisory Board of Branch Banking & Trust, Co. of North Carolina. Previously Mr. Faulkner served as Vice Chairman (2000-2001) and CEO (1997-2000) of Century South Banks, Inc. From 2000 until its merger with BancTrust at the end of 2003, Mr. Faulkner served as a director of CommerceSouth, Inc.

David C. De Laney

A BancTrust director since 1985

Mr. De Laney, age 56, is President of First Small Business Investment Company of Alabama, Mobile, Alabama, a position he has held since 1978. Mr. De Laney has been a director of the Mobile Bank since 1986.

Broox G. Garrett, Jr.

A BancTrust director since 1993

Mr. Garrett, age 55, is an attorney and partner in the law firm of Thompson, Garrett and Hines, L.L.P., Brewton, Alabama, where he has been employed since 1973. Mr. Garrett served as a director of BankTrust of Brewton and its predecessor from 1983 until 2003, when it was merged into the Mobile Bank, and he has served as a director of the Trust Company since 1998.

Robert M. Dixon

A BancTrust director since 2004

Mr. Dixon, age 71, has been Chairman of M.C. Dixon Lumber Company, Inc., Eufaula, Alabama, since 2002. From 1968-2002, Mr. Dixon served as President of M.C. Dixon Lumber Company, Inc. From 1988 until its merger with BancTrust at the end of 2003, Mr. Dixon served as a director of CommerceSouth, Inc.

W. Dwight Harrigan

A BancTrust director since 1997

Mr. Harrigan, age 66, has alternated annually, since 1983, as President and Executive Vice President of Scotch Lumber Company, Fulton, Alabama. Mr. Harrigan has also served, since 1987, as Chairman of Harrigan Lumber Company, Monroeville, Alabama. Mr. Harrigan has been a director of the Mobile Bank since 1986.

Harris V. Morrissette

A BancTrust director since 1997

Mr. Morrissette, age 44, has been president of Marshall Biscuit Company, Inc., Mobile, Alabama, since 1994 and has also served as Chairman of Azalea Aviation, Inc. since 1993. Mr. Morrissette has been a director of the Mobile Bank since 1990. Mr. Morrissette is also a director of the following companies that file reports with the Securities and Exchange Commission: EnergySouth, Inc. and The Williamsburg Investment Trust.

James P. Hayes, Jr.

A BancTrust director since 1993

Mr. Hayes, age 56, is President of the Economic Development Partnership of Alabama, Birmingham, Alabama, a position he has held since August 2002. Mr. Hayes served as Senior Advisor and Executive Secretary to the Governor of the State of Alabama in 2001, as Senior Advisor to the Governor of Alabama and Director of the Alabama Development Office in 2000, and in 1999 as Revenue Commissioner for the State of Alabama. Mr. Hayes served as a director of BankTrust of Brewton and its predecessor from 1985 until it was merged into the Mobile Bank in 2003.

J. Stephen Nelson

A BancTrust director since 1993

Mr. Nelson, age 66, has been Chairman since 1993 of BancTrust. He served as a director of BankTrust of Brewton and its predecessor, First National Bank, Brewton, from 1979 until it was merged into the Mobile Bank in 2003. Mr. Nelson served as Chief Executive Officer of BankTrust of Brewton and its predecessor from 1984-1998 and as Chairman from 1993 to 2003. Mr. Nelson has also been a director of the Trust Company since 1998.

Clifton C. Inge

A BancTrust director since 1985

Mr. Inge, age 67, is retired Chairman of the Board of Willis of Mobile, Inc., a subsidiary of Willis Group Limited, insurance brokers, a position he held from 1991-1998. Mr. Inge has been a director of the Mobile Bank since 1986 and a director of the Trust Company since 1998.

Paul D. Owens, Jr.

A BancTrust director since 1997

Mr. Owens, age 58, is an attorney in the private practice of law in Brewton, Alabama, where he has practiced since 1970. Mr. Owens has been a director of the Mobile Bank since 1986.

W. Bibb Lamar, Jr.

A BancTrust director since 1989

Mr. Lamar, age 60, has been President, Chief Executive Officer and a director of BancTrust since 1989 and Chairman since 1998 and Chief Executive Officer and a director since 1989 of the Mobile Bank. Mr. Lamar has also been a director of the Trust Company since 1998 and a director of the Wewahitchka Bank since 2002. Mr. Lamar served as President of the Mobile Bank from 1989-1998.

Dennis A. Wallace

A BancTrust director since 2004

Mr. Wallace, age 54, has served as Chairman of the Santa Rosa Bank (previously known as CommerceSouth Bank, Florida) since 2000. Mr. Wallace is a licensed realtor with Baywood Realty, Santa Rosa Beach, Florida, a position he has held since 2003. From 1988-2000 Mr. Wallace was the owner of South Bay ACE Hardware & Lumber Co., Inc., Santa Rosa Beach, Florida. From 2000 until its merger with BancTrust at the end of 2003, Mr. Wallace served as a director of CommerceSouth, Inc.

John H. Lewis, Jr.

A BancTrust director since 2002

Mr. Lewis, age 62, has been President and Chairman of Lewis Communications, Inc., Mobile, Alabama, a full service advertising, marketing and public relations firm with offices in Mobile, Birmingham and Nashville, since 1976. Mr. Lewis has served as a director of the Mobile Bank since 1993.

Earl H. Weaver

A BancTrust director since 1993

Mr. Weaver, age 65, has been the sole proprietor of Earl H. Weaver Management Services, a timber, oil, gas and general management concern, since 1979. Mr. Weaver served as a director of BankTrust of Brewton and its predecessor from 1981 until it was merged into the Mobile Bank in 2003, and he has served since 1998 as a director of the Trust Company.

Although the Board of Directors does not contemplate that any nominee named above will be unavailable for election, if vacancies occur unexpectedly the shares covered by the Proxy will be voted for the Board’s substitute nominees, if any, or in such other manner as the Board of Directors deems advisable.

The Articles of Incorporation and Bylaws of BancTrust permit the Board of Directors, between annual meetings of shareholders, to increase the membership of the Board and to fill any position so created and any vacancy otherwise occurring. They provide that any new director so elected holds office until the next annual shareholders’ meeting.

DIRECTOR COMMITTEES AND ATTENDANCE

The BancTrust Board of Directors held five meetings during 2003. The Board has the following standing committees: Executive, Audit and Personnel/Compensation. The Executive Committee (whose members presently are Messrs. Balkcom, Crawford, Hayes, Lamar, Morrissette, Nelson, Owens and Weaver) between meetings of the Board may exercise all powers of the Board except as limited by the Bylaws and the Alabama Business Corporation Act. There were ten meetings of the Executive Committee in 2003. The reports of the Audit Committee and the Personnel/Compensation Committee are included in this Proxy Statement.

During 2003, no director attended fewer than 75% of the total number of meetings of the Board of Directors of BancTrust and meetings of committees of which they were members. Five directors attended BancTrust’s 2003 Annual Meeting of Shareholders.

Each bank subsidiary has standing committees composed of directors from their respective Boards. With the exception of the Trust Company, all subsidiaries have a Finance (or Loan), Audit and Personnel (or Salary) Committee. In addition, the Mobile Bank has a Director Nominating Committee and an Executive Committee. The Trust Company has no director committees.

Nominating Committee and Board Composition

BancTrust does not have a nominating committee. BancTrust believes that obtaining input from all of its directors in connection with board nominations enhances the nomination process. BancTrust does not currently have a charter or written policy with regard to the nomination process, other than the provisions in its Articles of Incorporation regarding shareholder nominations. The nominations of the directors standing for election or reelection at the 2004 annual meeting were unanimously approved by the Board of Directors, including unanimous approval by the independent directors of the Board. Of BancTrust’s 17 directors, only Messrs. Crawford, Lamar and Nelson do not meet the requirements for independence set forth in the listing standards of the National Association of Securities Dealers, Inc.

Report of the Audit Committee

Pursuant to its charter as adopted by the Board of Directors, the Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing the financial information provided to shareholders, the systems of internal controls which management and the Board of Directors have established, and the audit process. A copy of the Audit Committee charter is attached to this proxy statement as Appendix A. The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy, a copy of which is attached as Appendix B. We met five times during 2003. The Audit Committee has also adopted procedures for handling complaints regarding accounting or auditing matters, including procedures for the confidential, anonymous submission by employees of related concerns.

We have reviewed and discussed with management the audited financial statements for BancTrust as of and for the year ended December 31, 2003. We have discussed with BancTrust’s independent auditors, KPMG LLP (“KPMG”), the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as adopted by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from KPMG as required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have considered and discussed with the auditor the auditor’s independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in BancTrust’s Annual Report on Form 10-K for the year ended December 31, 2003.

In 2003, the Audit Committee was composed of three BancTrust directors, all of whom are listed below. Each of the committee members met the requirements for independence set forth in the Audit Committee Charter and in the listing standards of the National Association of Securities Dealers, Inc. for the year 2003. The Board of Directors has determined that David C. De Laney qualifies as an “audit committee financial expert” under federal securities laws. Director James A. Faulkner was added to the Audit Committee in January 2004.

David C. De Laney, Chairman

Harris V. Morrissette

Earl H. Weaver

Code of Ethics

BancTrust has a Code of Ethics that applies to each director, officer and employee of BancTrust Financial Group, Inc. and its affiliates. This Code of Ethics is included as Appendix C to this Proxy Statement.

EXECUTIVE OFFICERS

The following table reflects certain information concerning the executive officers of BancTrust. Each such officer holds his office(s) until the first meeting of the Board of Directors following the annual meeting of shareholders each year, or until a successor is chosen, subject to removal at any time by the Board of Directors. Except as otherwise indicated, no family relationships exist among the executive officers and directors of BancTrust, and no such officer holds his office(s) by virtue of any arrangement or understanding between him and any other person except the Board of Directors.

Name, Age and Office(s) with BancTrust	Other Positions with BancTrust
J. Stephen Nelson – age 66[1]
Chairman (since 1993)	Director (since 1993)

W. Bibb Lamar, Jr. – age 60[2]
President and CEO (since 1989)	Director (since 1989)

Stephen G. Crawford—age 64[3]
General Counsel and Chairman of
the Executive Committee	Director (since 1986)

F. Michael Johnson – age 58[4]
Executive Vice President, CFO
and Secretary (since 1993)	None

Caulie T. Knowles, III– age 45[5]
Executive Vice President (since 2004)	None

[1]	Director since 1998, the Trust Company; Previously: Chairman, 1993-2003, Chief Executive Officer, 1984-2003, and Director, 1979-2003, BankTrust of Brewton, which was merged into the Mobile Bank in 2003.
[2]	Chief Executive Officer and Director, since 1989, and Chairman, since 1998, the Mobile Bank; Director since 1998, the Trust Company; Director, since 2002, the Wewahitchka Bank. Previously: President (1989-1998), the Mobile Bank.
[3]	Director since 1986, the Mobile Bank; Director since 1998, the Trust Company.
[4]	Executive Vice President and Cashier, since 1986, the Mobile Bank.
[5]	President, Chief Executive Officer and Director of the Santa Rosa Beach Bank since 1997 and President, Chief Executive Officer and Director of the Eufaula Bank since 2002. Chief Operating Officer of CommerceSouth, Inc. from 2002 until its merger with BancTrust in 2003. BancTrust’s Agreement and Plan of Merger with CommerceSouth, Inc. provided that Mr. Knowles would become an executive officer of BancTrust.

EXECUTIVE COMPENSATION

Compensation

The table below reflects annual compensation for W. Bibb Lamar, Jr., F. Michael Johnson, Haniel F. Croft, and Stratton F. Lewis, Jr. for services rendered in 2003, 2002, and 2001 to BancTrust and its subsidiaries, the Mobile Bank, the Monroeville Bank and the Sweet Water Bank.

SUMMARY COMPENSATION TABLE

	Annual Compensation[1]			Long Term Compensation
Name and Principal Position	Year	Salary($)	Bonus($)[2]	Awards Shares Underlying Options/SARs	All Other Compensation($)[3]
W. Bibb Lamar, Jr.	2003	$250,000	$50,000	0	$14,722
CEO, President and Director,	2002	230,000	80,000	0	15,851
BancTrust; CEO, Chairman	2001	205,000	0	10,080	13,756
and Director, Mobile Bank;
Director, Trust Company;
Director, Wewahitchka Bank

F. Michael Johnson	2003	$136,000	$25,000	0	$9,969
EVP, CFO, and Secretary,	2002	124,000	29,800	0	9,679
BancTrust; EVP, CFO,	2001	112,000	0	5,180	10,450
and Secretary, Mobile Bank

Haniel F. Croft	2003	$126,000	$20,000	0	$10,797
Director, BancTrust;	2002	126,000	30,600	0	9,838
Director, and Retired	2001	126,000	0	3,080	10,754
CEO and President,
Monroeville Bank

Stratton F. Lewis, Jr.	2003	$112,100	0	0	$7,278
Director and EVP, BancTrust;	2002	112,100	$24,200	0	8,754
CEO, Chairman, President and	2001	112,100	0	1,880	9,759
Director, Sweet Water Bank

[1]	Although Messrs. Lamar, Johnson, Croft, and Lewis each received perquisites and other personal benefits in the years shown, the value of these benefits did not exceed in the aggregate, for any one of them, the lesser of $50,000 or 10% of his salary and bonus in any year.
[2]	Amounts represented were paid by BancTrust for all years shown.
[3]	Represents employer matching and other contributions to the BancTrust Savings and Profit Sharing Plan for all years shown.

Stock Options

There were no stock option grants in 2003 to Mr. Lamar, Mr. Johnson, Mr. Croft or Mr. Lewis.

The following table includes information with respect to options exercised and unexercised options held by Mr. Lamar, Mr. Johnson, Mr. Croft and Mr. Lewis. All options shown have been adjusted for the 3 for 2 stock split in June 1998.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options/SARs Held At December 31, 2003 (#)		Value of Unexercised In- the-Money Options/SARs At December 31, 2003($)[1]
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
W. Bibb Lamar, Jr.	11,250	$81,192	10,080	0	$47,350	0
			5,000		20,518
			10,000		3,850
			11,250		2,456
			7,500		53,826
			7,500		52,575
			7,500		55,075
			9,000		66,090
F. Michael Johnson	6,000	$42,800	5,180	0	$24,333	0
			2,000		8,207
			6,000		2,310
			3,000		655
			3,000		21,501
			3,000		21,000
			4,500		33,045
Haniel F. Croft	0	0	3,080	0	$14,468	0
			1,500		6,155
			4,000		1,540
			3,000		655
			7,500		52,575
Stratton F. Lewis, Jr.	0	0	1,880	0	$8,831	0
			1,000		4,104

[1]	Based on the average of the low bid and high ask prices quoted on the Nasdaq SmallCap Stock Market on December 31, 2003, minus the exercise price.

Pension Plans

BancTrust maintains a pension plan and certain other long-term compensation plans, as described below.

The following table reflects estimated annual benefits payable under the Retirement Plan for Employees of BancTrust in effect as of December 31, 2003, at various salary and years of service levels, assuming retirement at age 65. These benefits apply to all employees hired on or after January 1, 1995 but before January 1, 2003. Participation in the Plan was frozen for employees hired after December 31, 2002. No employees hired or rehired after this date will participate in the Plan.

PENSION PLAN TABLE

Compensation	Years of Credited Service
	10	15	20	25	30	35
50,000	$5,000	$7,500	$10,000	$12,500	$15,000	$17,500
100,000	10,000	15,000	20,000	25,000	30,000	35,000
150,000	15,000	22,500	30,000	37,500	45,000	52,500
200,000*	20,000	30,000	40,000	50,000	60,000	70,000
250,000	20,000	30,000	40,000	50,000	60,000	70,000
300,000	20,000	30,000	40,000	50,000	60,000	70,000
350,000	20,000	30,000	40,000	50,000	60,000	70,000

*Maximum	Compensation for 2003 under IRC 401(a)(17) is $200,000.

The amounts shown are single life benefits computed under the BancTrust Plan’s basic formula. The BancTrust Plan provides generally for a monthly benefit commencing at age 65 equal to 1% of the employee’s average monthly base compensation during the highest 5 consecutive calendar years out of the 10 calendar years preceding retirement, multiplied by years of credited service, not to exceed 40 years. Alternative plan formulas, which are set forth below and which may apply to certain participants who participated in predecessor pension plans, result in a greater benefit. Joint and survivor benefits would be less. Social Security benefits do not affect payments made under the BancTrust Plan. As of December 31, 2003, Mr. Lamar was credited with 15 years of service, Mr. Johnson was credited with 18 years of service, Mr. Croft retired December 31, 2003 with 34 years of service, and Mr. Lewis was credited with four years of service.

Alternate Formulas. Employees employed before January 1, 1995, including Messrs. Lamar, Johnson and Croft are eligible to receive benefits under whichever of the following alternate formulas is most advantageous to the employee. Generally, the applicable formula cannot be determined until retirement.

The following table reflects estimated annual benefits payable under The Bank of Mobile Pension Plan (the “BOM Plan”) in effect as of December 31, 1994, at various salary and years of service levels, assuming date of birth after 1937 and retirement at age 65.

PENSION PLAN TABLE

Compensation	Years of Credited Service
	10	15	20	25	30	35
50,000	$7,600	$11,400	$15,200	$19,000	$22,800	$22,800
100,000	15,850	23,775	31,700	39,625	47,550	47,550
150,000	24,100	36,150	48,200	60,250	72,300	72,300
200,000*	32,350	48,525	64,700	80,875	97,050	97,050
250,000	32,350	48,525	64,700	80,875	97,050	97,050
300,000	32,350	48,525	64,700	80,875	97,050	97,050
350,000	32,350	48,525	64,700	80,875	97,050	97,050

*Maximum Compensation for 2003 under IRC 401(a)(17) is $200,000.

The amounts reflected are single life benefits computed under the BOM Plan’s basic formula. The BOM Plan provides generally for a monthly benefit commencing at age 65 equal to 1% of the employee’s average monthly base compensation during the highest 60 consecutive months out of the 120 months preceding retirement, plus .65% of average monthly base compensation in excess of $833.33, multiplied by years of credited service, not to exceed 30 years. Alternative plan formulas, in some situations, might produce a greater benefit. Joint and survivor benefits would be less. Social Security benefits do not affect payments made under the BOM Plan.

The following table reflects estimated annual benefits under the First National Bank Employees’ Pension Plan (the “FNBB Plan”) in effect as of December 31, 1994, at various salary and years of service levels and assumes retirement at age 65.

PENSION PLAN TABLE

Compensation	Years of Credited Service
	10	15	20	25	30	35
50,000	$7,500	$11,250	$15,000	$18,750	$22,500	$26,250
100,000	15,000	22,500	30,000	37,500	45,000	52,500
150,000	22,500	33,750	45,000	56,250	67,500	78,750
200,000*	30,000	45,000	60,000	75,000	90,000	105,000
250,000	30,000	45,000	60,000	75,000	90,000	105,000
300,000	30,000	45,000	60,000	75,000	90,000	105,000
350,000	30,000	45,000	60,000	75,000	90,000	105,000

*	Maximum Compensation for 2003 under IRC 401(a)(17) is $200,000.

The amounts reflected are single life benefits computed under the FNBB Plan’s basic formula. The FNBB Plan provides generally for an annual benefit commencing at age 65 equal to 1.5% of the final coverage compensation multiplied by years of benefit service. Final coverage compensation is defined as earnings including wages, salary, bonus, commissions, overtime and any other special compensation over the 5 consecutive calendar years out of the last 10 consecutive years that produces the highest average. Joint and survivor benefits would be less.

Mobile Bank Supplemental Plan. The Mobile Bank maintains an unfunded and unsecured Supplemental Retirement Plan designed to supplement the benefits payable under the BancTrust Plan for certain key employees selected by the Mobile Bank’s Board of Directors. Each participant was a participant in a pension plan of another bank prior to his employment by the Mobile Bank, and the Supplemental Plan is designed to afford the participant the same pension he would receive under the BancTrust Plan if he were given years-of-service credit as if he were employed by the Mobile Bank his entire banking career, reduced by benefits actually payable to him under the BancTrust Plan and any retirement benefit payable to him under any plan of another bank. Benefits for total and permanent disability are supplemented in the same manner.

Because the Supplemental Plan is intended to complement benefits otherwise available to the participants, the exact amounts to be paid, if any, to any participant, including Mr. Lamar, cannot be determined until retirement or disability. Management of the Mobile Bank does not believe any current expense and any liabilities associated with the Supplemental Plan are material.

Savings and Profit Sharing Plan. BancTrust maintains the BancTrust Financial Group, Inc. Employee Savings & Profit Sharing Plan. Subject to certain employment and vesting requirements, all BancTrust personnel are permitted to participate in the plan. An eligible employee may defer up to 75% of his or her pay into the plan not to exceed the maximum allowed under Section 402(g) of the Internal Revenue Code and not to exceed the maximum allowed under Sections 401(k), 404 and 415. The employer makes a matching contribution as follows: $1.00 for $1.00 on the first 2%, $0.75 for $1.00 on the next 2% and $0.50 for $1.00 on the next 2%. For example, if an employee defers 6% of pay, that employee would receive a 4.5% matching contribution. At the beginning of each year the BancTrust Board of Directors sets the profit sharing goal, and at the end of the year the Board of Directors determines the amount of the profit sharing contribution to be made. The profit sharing contribution is allocated to each eligible employee based on an individual compensation to total participant compensation ratio.

Change in Control Compensation Agreements

The Mobile Bank entered into a Change in Control Compensation Agreement with Mr. Lamar and Mr. Johnson on November 14, 1995. The Monroeville Bank entered into a Change in Control Compensation Agreement with Mr. Croft on March 31, 1997. These Change in Control Compensation Agreements (the “Agreements”) provide that if Mr. Lamar, Mr. Croft or Mr. Johnson, is terminated other than for “cause” (as defined), following a change in control, or if his assigned duties or responsibilities are diminished such that they are inconsistent with his present position, he will be entitled to receive a cash payment equal to three times his average annual earnings (as defined), in the case of Mr. Lamar and Mr. Johnson and two times his average annual earnings in the case of Mr. Croft. Certain other existing employee benefits are also available to each of Mr. Lamar, Mr. Croft and Mr. Johnson under terms of these Agreements for a period after termination of three years for Mr. Lamar and Mr. Johnson and eighteen months for Mr. Croft. The Agreements automatically renew each calendar year unless terminated by the Mobile Bank or the Monroeville Bank, as the case may be, at least 90 days prior to any December 31. Mr. Croft’s agreement terminated with his retirement at year-end 2003.

Compensation of Directors

In 2003 BancTrust directors who were not full time employees were paid a $2,800 annual retainer, $500 for each Board meeting attended and $250 for each committee meeting attended. In 2004 these fees have been increased to a $6,300 annual retainer, $500 for each Board meeting attended, $250 for Board meetings attended by telephone, $250 for each committee meeting attended and $125 for committee meetings attended by telephone. BancTrust directors are also eligible to receive stock options under the Company’s 2001 Incentive Compensation Plan.

BancTrust approved the continuance of a Directors Deferred Compensation Plan previously in place at CommerceSouth, Inc. pursuant to which a director of BancTrust may direct that the payment of all or any portion of the cash compensation that would otherwise be payable to the director be credited to an account which will acquire BancTrust common stock. The director may elect to receive a lump sum distribution of the shares held for the director when the director’s service on the board terminates or in a series of annual or quarterly installments over five years. Dividends paid on the shares held for the director are accumulated and reinvested in BancTrust common stock.

Five Year Total Shareholder Return

The following indexed graph compares BancTrust’s five-year cumulative total shareholder return with the Nasdaq Market Index and with a published peer group industry index, prepared by Media General Financial Services, based on bank holding companies in the southeast regional section of the United States. The comparison assumes the investment of $100 on December 31, 1998, with dividends reinvested quarterly through December 31, 2003. Returns of each component issuer have been weighted according to that issuer’s market capitalization.

[CHART APPEARS HERE]

	1998	1999	2000	2001	2002	2003
BANCTRUST FINANCIAL GROUP, INC.	$100	$83.49	$67.78	$73.66	$86.34	$128.92
MGFS SOUTHEAST REGIONAL BANKS	$100	83.17	84.91	106.79	114.29	145.92
NASDAQ MARKET INDEX	$100	176.37	110.86	88.37	61.64	92.68

Equity Compensation Plan Information

The following table sets forth certain information at December 31, 2003 with respect to BancTrust’s equity compensation plans that provide for the issuance of options, warrants or rights to purchase BancTrust’s securities.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in the first column)
Equity Compensation Plans Approved by Security Holders	314,000[1]	$11.61	236,000[2]
Equity Compensation Plans Not Approved By Security Holders	N/A	N/A	N/A

[1]	Includes shares issuable pursuant to outstanding options under the Company’s 1993 Incentive Compensation Plan and its 2001 Incentive Compensation Plan.
[2]	Represents shares of BancTrust Common Stock which may be issued pursuant to future awards under the 2001 Incentive Compensation Plan.

Compensation Committee Interlocks and Insider Participation

Stephen G. Crawford, a member of the Personnel/Compensation Committee, is a member of the Hand Arendall, L.L.C. law firm, which serves as counsel for BancTrust, the Mobile Bank and the Trust Company. Mr. Crawford also is an employee of BancTrust and serves as its General Counsel. Other than Mr. Crawford, no officer or employee of BancTrust or any of its subsidiaries is a member of the Committee.

Report of Personnel/Compensation Committee of the Board of Directors

General Policies

The Personnel/Compensation Committee of the Board of Directors of BancTrust is responsible for recommending each year to the Board the salaries and bonuses of all BancTrust officers, the president of each of the subsidiary banks and the Trust Company and the chairman of the Monroeville Bank and the Wewahitchka Bank. The Committee also has oversight responsibility with respect to the compensation of all other executive officers of BancTrust’s subsidiaries.

BancTrust’s compensation program is designed to attract and retain the best possible banking talent, to motivate its officers toward attainment of the Company’s goals, to reward both individual contributions and overall business results and to link shareholder and management interests through long term equity-based plans.

The Committee engaged a national consulting firm in 1999 to conduct a study of the BancTrust officer compensation program and to make recommendations to the Committee with respect to base salaries, stock option grants and bonus and other incentive programs. That firm conducted a survey of the total compensation of the BancTrust officers and senior executives of the subsidiaries. As a result of recommendations from the consulting firm, a new incentive bonus program was adopted, effective January 1, 2000. Beginning in 2001 base salaries have been set and stock options have been granted to key employees in a manner consistent with the overall plan. The bonus program is discussed below and the resulting base salary and bonus for the CEO are set out below under the heading “Chief Executive Compensation.” Late in 2003, a different consulting firm was engaged in anticipation of the merger with CommerceSouth, Inc.

Base Salary. Except as noted above, executive officer salaries are reviewed annually by the appropriate subsidiary personnel committee. Individual salaries are set only after consideration of the officer’s level of responsibility, experience and individual performance, and review of external competitive practices. In order to determine external competitive practices the personnel committees review, and expect to continue to review, salary surveys conducted by independent compensation consulting firms. In establishing the base salaries of the executive officers, the personnel committees consider the results of such surveys but may establish the base salary for executives above or below the averages indicated in those surveys. No specific criteria or goals are utilized in setting base salaries. The amounts paid in 2003 to the Chief Executive Officer and the Chief Financial Officer of BancTrust and to the Chief Executive Officers and Presidents of the Monroeville Bank and the Sweet Water Bank are shown in the Summary Compensation Table under the heading “Annual Compensation-Salary.”

Annual Performance Incentive Plan. With respect to the executive officers specified below, the Performance Incentive Plan provides for bonuses based in part on the achievement of certain individual goals set in advance by senior management, on the performance of BancTrust and on the performance of the individual subsidiaries. The relative weight given to each element varies as to each officer, although in each case 80% of the bonus is based upon financial performance and the remaining 20% is dependent upon individual performance. The Chairman of the Board of the Wewahitchka Bank, the President and Chief Executive Officer of the Monroeville Bank, the Chief Executive Officers of the Sweet Water, Demopolis, and Wewahitchka Banks and the President of the Mobile Bank have an opportunity to earn year-end bonuses based on a combination of their individual goals, the performance of their respective banks and the performance of BancTrust. The President of the Trust Company participates based on the performance of the Trust Company and BancTrust, as well as his evaluation by senior management of BancTrust. The Chairman, President, Chief Financial Officer and Auditor of BancTrust have an opportunity to earn year-end bonuses based solely on the performance of BancTrust. All of the goals, both individual and corporate, are established near the beginning of the year. In accordance with BancTrust’s Performance Incentive Plan described above, bonuses awarded to Mr. Johnson and Mr. Croft for the year 2003, are shown in the Summary Compensation Table.

Stock Options. Stock options are BancTrust’s and its subsidiaries’ principal long-term incentive vehicle. The Committee believes that stock options not only motivate and reward executives for exceptional performance, but also align their goals more closely with those of the BancTrust shareholders by affording the recipients an opportunity for stock ownership in BancTrust. The incentive compensation plan is designed to encourage a long-term perspective by providing a ten-year option term, which includes a nine-year exercise period and a one-year period after the date of grant during which the option cannot be exercised.

The number of options awarded to each officer generally is tied to the officer’s level of responsibility, with the result that senior executive officers typically receive greater awards than other officers. The Committee takes into consideration previous grants to an individual officer as well as other factors.

The incentive compensation plan also permits grants of stock appreciation rights and restricted stock awards, although to date neither has been utilized by the Committee.

There were no stock option grants to executive officers in 2003. The options previously granted and outstanding at year-end are shown in the table entitled “Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values.”

Other Compensation. Additionally, BancTrust’s subsidiaries maintain broad-based employee benefit plans, including pension plans and 401(k) savings and profit sharing plans, as described elsewhere in this document in the section entitled “Pension Plans.” Officers of BancTrust participate in such plans on the same basis as other employees.

Chief Executive Compensation

The Committee meets in executive sessions to review the Chief Executive Officer’s salary and from time to time, but not necessarily annually, consults with salary administration firms and/or uses compensation surveys with respect to competitors’ practices. Compensation of the Chief Executive Officer is determined in accordance with the same basic factors as described above for other executive officers.

The 2003 base salary increase for the Chief Executive Officer was established in accordance with the recommendations of the independent consultant described under “General Policies.” The Committee is empowered to recommend to the Board the Chief Executive Officer’s base salary in its discretion and without regard to particular factors. The Committee considered, however, the above referenced consultant’s report as well as the achievement by BancTrust of certain financial and strategic objectives.

The 2003 bonus for the Chief Executive Officer, determined in accordance with BancTrust’s Performance Incentive Plan, was $50,000, an amount equal to approximately 20.0% of his 2003 salary. The CEO’s bonus was based on the performance of BancTrust, the Committee’s review of individual performance and the successful completion of the CommerceSouth, Inc. merger.

The Committee met four times in 2003. The members of the Committee are as follows:

Stephen G. Crawford

James P. Hayes, Jr.

Clifton C. Inge

Thomas E. McMillan, Jr.

CERTAIN TRANSACTIONS AND MATTERS

Some of the directors, executive officers, and nominees for election as directors of BancTrust, as well as firms and companies with which they are associated, are and have been customers of its subsidiary banks and as such have had banking transactions, including loans and commitments to loan, with subsidiary banks during 2003. These loans and commitments to loan, including loans and commitments outstanding at any time during the period, were made in the ordinary course of business on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of subsidiary bank management, did not involve more than the normal risk of collectibility or present other unfavorable factors.

Stephen G. Crawford, a director and nominee and BancTrust’s General Counsel, is a member of the Hand Arendall, L.L.C. law firm, which serves as counsel for BancTrust and its subsidiaries. Broox G. Garrett, Jr., a director and nominee, is a partner in the law firm of Thompson, Garrett & Hines, L.L.P., which serves as counsel for the Mobile Bank in Brewton and the Trust Company. John B. Barnett, III, a director, is a member of the law firm of Barnett, Bugg, Lee & Byrd, L.L.C., which serves as counsel for the Monroeville Bank and which leases space for its offices from the Monroeville Bank.

INDEPENDENT ACCOUNTANTS

On July 23, 2002, BancTrust dismissed its independent accountants, Arthur Andersen LLP (“Andersen”), and appointed KPMG as its new independent accountants, effective immediately. This determination followed BancTrust’s decision to seek proposals from independent accountants to audit BancTrust’s financial statements for the fiscal year ending December 31, 2002. The decision not to renew the engagement of Andersen and to retain KPMG was approved by BancTrust’s Board of Directors upon the recommendation of a special Audit Selection Committee made up of several of BancTrust’s Audit Committee members and 3 additional directors. Andersen’s report on BancTrust’s 2001 financial statements was issued earlier in March 2002, in conjunction with the filing of BancTrust’s Annual Report on Form 10-K for the year ended December 31, 2001.

In accordance with the recommendation of the Audit Committee, BancTrust’s Board of Directors appointed KPMG to serve as BancTrust’s independent auditor for 2004.

During BancTrust’s two most recent fiscal years ended December 31, 2001, and the subsequent interim period through July 23, 2002, there were no disagreements between BancTrust and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen’s satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement in connection with its reports.

The audit reports of Andersen on the consolidated financial statements of BancTrust and subsidiaries as of and for the fiscal years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within BancTrust’s two most recent fiscal years ended December 31, 2001 and the subsequent interim period through July 23, 2002.

During BancTrust’s two most recent fiscal years ended December 31, 2001, and the subsequent interim period through July 23, 2002, BancTrust did not consult with KPMG regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

BancTrust requested that Andersen furnish a letter addressed to the Board of Directors of BancTrust stating whether Andersen agrees with the above statements. BancTrust was informed that Andersen no longer provides such letters.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG for the audit of BancTrust’s Annual Financial Statements for the years ended December 31, 2003, and December 31, 2002, and fees billed for other services rendered by KPMG during those periods. Certain amounts for 2002 have been reclassified to conform to the 2003 presentation.

	2002	2003
Audit Fees	$110,000	$206,000
Audit Related Fees	22,650	98,870
Tax Fees	0	85,978
All Other Fees	0	0
Total	132,650	390,848

Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits. Audit related fees consisted primarily of registration statements, accounting consultation, and benefit plan audits. Tax fees consisted principally of tax consultation and preparation of tax returns. All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services was compatible with the maintenance of KPMG’s independence.

KPMG will have representatives present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.

OTHER MATTERS

Management currently does not know of any other matters to be presented at the meeting.

If a Proxy in the form enclosed is executed properly and is returned before the meeting, the shares represented thereby will be voted in accordance with the directions given in that Proxy. If no specific directions are given, the shares will be voted, subject to and in accordance with the provisions herein contained, “For” the Board of Directors’ nominees in the election of directors. If any other matter is presented at the meeting, the shares will be voted in accordance with the recommendations of the Board of Directors. At any time prior to its exercise, a Proxy may be revoked by written notice or a subsequently dated Proxy delivered to the Secretary of BancTrust.

Solicitation of proxies will be made initially by mail. In addition, proxies may be solicited in person or by telephone by directors, officers, and other employees of BancTrust and its subsidiaries. The cost of printing, assembling, and mailing this Proxy Statement and related material furnished to shareholders and all other expenses of solicitation, including the expenses of brokers, custodians, nominees, and other fiduciaries who, at the request of BancTrust, mail material to or otherwise communicate with beneficial owners of shares held by them, will be borne by BancTrust.

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum of the shareholders to take action at the meeting. Once a quorum is established, (i) directors must be elected by a majority of the votes cast; and (ii) any other action to be taken generally must be approved by votes cast in favor in excess of votes cast against. Abstentions and shares represented by “broker non-votes” (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as present for purposes of determining whether there is a quorum at the meeting. Nasdaq rules provide that brokers and nominees cannot vote the shares that they hold on behalf of other people either for or against certain matters without specific instructions from the person who beneficially owns those shares. Abstentions and broker non-votes are not counted in determining the number of shares voted for or against the election of directors.

Communications Between Shareholders and the Board of Directors

Pursuant to a policy of BancTrust’s Board of Directors, shareholders wishing to communicate with BancTrust’s Board of Directors, either individually or as a group, should address correspondence in care of: Secretary, BancTrust Financial Group, Inc., 100 St. Joseph Street, Mobile, Alabama 36602. The communication will be forwarded to the individual board member or to the entire Board as appropriate.

Shareholder Proposals

Shareholder proposals intended to be submitted for consideration at the 2005 Annual Meeting of the Shareholders of BancTrust must be submitted in writing to and received by the Secretary of BancTrust not later than December 17, 2004 to be included in BancTrust’s Proxy Statement and form of Proxy relating to that meeting. The named proxies for the 2005 annual meeting will have discretionary voting authority with respect to any shareholder proposal not received in writing by March 2, 2005, and they will exercise their authority in accordance with the recommendations of BancTrust’s Board of Directors.

/s/ F. Michael Johnson

F. Michael Johnson Executive Vice President, CFO and Secretary

Enclosures

April 16, 2004

APPENDIX A

BancTrust Financial Group, Inc.

Audit Committee Charter

Purpose

The audit committee is a committee of the board of directors. Its primary function is to assist the board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and the SEC, the systems of internal controls which management and the board of directors have established, and the audit process. In doing so, it is the responsibility of the audit committee to provide an open avenue of communication between the board of directors, management, the internal auditors, and the independent accountants.

Organization

•	The audit committee shall be appointed annually by the Board of Directors.

•	The audit committee shall be composed of at least three, but not more than five, independent directors.

•	Only independent directors may be members of the audit committee. An independent director is a director who:

1.	Is not employed by the corporation or any of its affiliates for the current year or any of the past three years;

2.	Has not accepted any compensation from the corporation or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

3.	Is not a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the corporation or any of its affiliates as an executive officer. Immediate family includes a person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person’s home;

4.	Is not a partner in, or a controlling shareholder or an executive officer of, any for profit business organization to which the corporation made, or from which the corporation received, payments (other than those arising solely from investments in the corporation’s securities) that exceed 5% of the corporation’s or business organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

5.	Is not employed as an executive of another entity where any of the company’s executives serve on that entity’s compensation committee.

•	All members of the committee shall be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement.

•	At least one member of the committee shall have a background in financial reporting, accounting, or auditing.

•	The Board or audit committee shall appoint one of the members of the audit committee as Chairperson.

In meeting its responsibilities, the committee shall:

General

•	Have the power to conduct or authorize investigations into any matters within the committee’s scope of responsibilities. The committee shall have unrestricted access to members of management and all information relevant to its responsibilities. The committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

•	Meet at least 4 times per year or more frequently as circumstances require. The committee may ask members of management or others to attend the meetings and provide pertinent information as necessary.

•	Report committee actions to the board of directors with such recommendations as the committee may deem appropriate.

•	Review and update the committee’s charter, annually.

•	Perform such other functions assigned by law, the company’s charter or bylaws, or the board of directors.

Internal Controls and Risk Assessment

•	Consider and review with management, the independent accountants and the director of internal auditing:

•	The effectiveness of or weaknesses in the company’s internal controls including computerized information system controls and security, the overall control environment and accounting and financial controls.

•	Any related significant findings and recommendations of the independent accountants and internal auditing together with management’s responses thereto.

Financial Reporting

•	The audit committee or its chairperson shall review with management and the outside accountants filings with the SEC and other agencies containing the company’s financial statements, including annual (10-K) and interim reports (10-Q), and consider whether the information contained in these documents is consistent with the information contained in the financial statements. The review should at a minimum include significant adjustments, management judgements and accounting estimates, significant new accounting policies, and disagreements with management.

•	Review with management and the independent accountants at the completion of the annual audit:

•	The company’s annual financial statements and related footnotes.

•	The independent accountants’ audit of the financial statements and his or her report thereon.

•	Any significant changes required in the independent accountants’ audit plan.

•	Any serious difficulties or disputes with management encountered during the course of the audit.

•	The existence of significant estimates and judgements underlying the financial statements, including the rationale behind those estimates as well as the details on material accruals and reserves.

•	Other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing principles.

•	Provide Audit Committee disclosure in the company’s proxy statement for its annual report disclosing whether all members are independent and;

i.	any information about committee members who are not independent and;

ii.	that the audit committee has a formal audit committee charter.

•	Audit committee should include a letter in the company’s annual Proxy Statement disclosing whether or not, with respect to the prior fiscal year:

i.	management has reviewed and discussed the audited financial statements with the audit committee or the chairman thereof, including a discussion of the quality of the accounting principles as applied and significant judgements affecting the company’s financial statements;

ii.	the outside auditors have discussed with the audit committee matters required to be discussed in Statement of Auditing Standards No. 61;

iii.	the audit committee has discussed with the independent accountants the information required by ISB Standard 1 regarding auditor’s independence;

iv.	the audit committee, based on representations made by management and the outside auditors and reliance on the review and discussions conducted with management and the outside auditors pursuant to (i) and (ii) above, believes that the company’s financial statements are fairly presented in conformity with Generally Accepted Accounting Principles (GAAP) in all material respects.

External Auditor

•	Recommend to the board of directors the independent accountants to be nominated, approve the compensation of the independent accountants, and review and approve the discharge of the independent accountants.

•	Review the scope and approach of the annual audit with the independent accountants.

•	Review the external auditors’ identification of issues and business and financial risks and exposures.

•	Confirm and assure the independence of the independent accountants on an annual basis.

•	Instruct the independent accountants to communicate and report directly to the audit committee any serious difficulties or disputes with management.

Internal Auditor

•	Ensure that subsidiary audit committees review and evaluate the scope, risk assessment and nature of the internal auditors’ plans.

•	Consider and review with management and the director of internal auditing:

•	Significant findings during the year and management’s responses thereto, including the timetables for implementation of the recommendations to correct weaknesses in internal control.

•	Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

APPENDIX B

BancTrust Financial Group, Inc.

Audit Committee

Audit and Non-Audit Services, Pre-Approval Policy

Statement of Principles

As contemplated by the Sarbanes-Oxley Act of 2002 (the Sarbanes Act) and related SEC rules, and as provided in the Holding Company’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of the Company’s independent auditor. In connection with such responsibilities, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent auditor. As part of the pre-approval process, the Audit Committee shall consider whether the services to be performed by the auditor are consistent with the SEC’s rules on auditor independence.

The Audit Committee shall pre-approve, by resolution, the type and amount of Audit, Audit-related, Tax, and All Other services to be performed by the Company’s independent auditor. The term of such pre-approval is 12 months from the date of pre-approval, unless otherwise specified in such resolutions. The Audit committee approves its pre-approval resolutions at least annually and modifies the types and amounts of services as it determines in its discretion.

Delegation

As contemplated by the Sarbanes Act and applicable SEC rules, the Audit Committee hereby delegates to the Chairman of the Audit Committee the authority to approve the engagement of the independent auditor to provide non-audit services as permitted by the Sarbanes Act, to the extent that such non-audit services are not pre-approved as set forth in this Policy and if such engagement is less than $10,000. The Chairman shall report, for informational purposes only, any pre-approval of non audit services under the approved pre-approval policy at its next scheduled meeting.

Audit Services

The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the entire Audit Committee. Audit services include the annual financial statement audit (including required quarterly reviews), subsidiary audits, equity investment audits and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in other areas to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly review. Audit services also include the attestation engagement for the independent auditor’s report on management’s report on internal controls for financial reporting. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope, Company structure or other items.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may pre-approve other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include statutory audits or financial audits for subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports, and other documents filed with the SEC or other documents issued in connection with securities offerings.

Audit Related Services

Audit related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. The Audit Committee may pre-approve Audit-related services, including among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting; financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting, or regulatory reporting matters; and assistance with internal control reporting requirements.

Tax Services

The Audit Committee may pre-approve those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee may consult with management or its independent advisors, including counsel, to determine that the tax planning and reporting positions are consistent with this Policy.

All Other Services

The Audit Committee may pre-approve those All Other Services that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence.

A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The independent auditors shall not provide any of these services to the Company.

Pre Approval Fee Levels or Budgeted Amounts

Pre approval fee levels or budgeted amounts for all services to be provided by the independent auditor will be submitted to the Chief Financial Officer and shall include a description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have been pre-approved by the Audit Committee. The Audit Committee will be informed on a periodic basis of the services rendered by the independent auditor. The Chief Financial Officer shall consult as necessary with the Chairman of the Audit Committee in determining whether any particular service has been pre-approved by the Audit Committee. The Audit Committee has designated the Chief Financial Officer to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this Policy. The Chief Financial Officer will report to the Audit Committee on a periodic basis on the results of such monitoring. The Chief Financial Officer will immediately report to the Chairman of the Audit Committee any breach of this Policy that comes to the attention of the Chief Financial Officer.

Exhibit 1

Prohibited Non Audit Services

Bookkeeping or other services related to the accounting records or financial statements of the audit client

Financial information systems design and implementation

Appraisal or valuation services, fairness opinions or contribution in-kind reports

Actuarial services

Internal audit outsourcing services

Management functions

Human resources

Broker-dealer, investment adviser or investment banking services

Legal services

Expert services unrelated to the audit.

APPENDIX C

BancTrust Financial Group, Inc.

Code of Ethics

Authority

Section 406 of the Sarbanes-Oxley Act of 2002 requires a company that is subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 to disclose whether or not the company has adopted a code of ethics for its senior financial officers that applies to the company’s principal financial officer and comptroller or principal accounting officer, or persons performing similar functions. The Securities and Exchange Commission and the NASDAQ require publicly traded companies to maintain a code of ethics for its executive officers, directors, and employees.

Scope

The Code of Ethics shall apply to each director, officer, and employee (the “Employees”) of BancTrust Financial Group, Inc. (the “Company”), and its affiliates, BankTrust, The Monroe County Bank, The Commercial Bank of Demopolis, Sweet Water State Bank, BankTrust of Florida, BankTrust (Florida), BankTrust of Alabama, South Alabama Trust Company, Inc., BT Financial Services, Inc., and any other direct or indirect subsidiary of the Company now or at any time in the future (the “Affiliates”).

Introduction

“Code of Ethics” is defined by the Sarbanes-Oxley Act as a written standard that is reasonably designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in the periodic reports to be filed by the Company; and

•	Compliance with applicable governmental laws, rules, and regulations.

A “Code of Ethics” should also promote:

•	The prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code;

•	Full, fair, accurate, timely and understandable disclosure in other public communications made by the Company; and

•	Accountability for adherence to the Code of Ethics.

The Company requires and expects each director, officer, and employee of the Company and the Affiliates to advocate and adhere to the following principles governing their professional and ethical conduct in the fulfillment of their respective responsibilities.

CODE OF ETHICS

Honest and Ethical Conduct

Legal and Ethical Standards

The Employees of the Company and the Affiliates will adhere to the highest legal and ethical standards applicable to the business of the Company.

A.	Business will be conducted in strict observance of both the letter and the spirit of applicable law, whether local, state, federal or foreign.

B.	In all situations including those where there are no applicable legal principles, or the law is unclear or conflicting, business will be conducted in such a manner that the Company and the Affiliates will not be embarrassed if the full facts are disclosed.

C.	The integrity of our institution and people is of utmost importance. Even the appearance of legal or ethical impropriety will be avoided.

Confidential and Insider Information

Non-publicly disclosed information obtained from customers and suppliers, as well as such information generated internally with respect to customers, suppliers, employees, and the Company’s own affairs, will be safeguarded and will not be used or disclosed except in the proper conduct of our business. The Company and the Affiliates have adopted policies establishing standards for the Employees of the Company and the Affiliates in the collection, use, and security of customer information.

A.	Disclosure of confidential information within the Company will be restricted to those having a proper need for such information.

B.	The Company and the Affiliates will publicly disclose, at the earliest appropriate time, all material developments relevant to their affairs which they are required by law to disclose. Such releases will be made through the proper corporate channels and follow the rules established by any applicable regulatory agencies. In doing so, the Company and the Affiliates will avoid, where possible, compromising confidential information relative to customers, suppliers, and employees.

Misuse of Corporate Position or Property

Corporate property, services, opportunities, confidential or insider information, and corporate position, authority, or influence accruing or available to the Employees of the Company or the Affiliates on account of their affiliation with the Company and the Affiliates shall not be used for personal benefit. Such individuals should not accept gifts or other favors which may appear to influence, or in fact influence, their actions or judgment in the discharge of their duties to the Company or the Affiliates.

Personal Responsibilities

The Employees of the Company and the Affiliates should conduct their personal affairs in such fashion that their duties and responsibilities to the Company and the Affiliates are not jeopardized, and ethical and/or legal questions do not arise with respect to their association or work with the Company and the Affiliates. Compliance with this Code is the responsibility of every director, officer, and employee, both with regard to their own affairs and with respect to reporting any possible violations of which they may become aware.

A.	Conflicts of interest should be avoided. A possible conflict of interest exists whenever directors, officers, employees, or members of their immediate families have an interest, direct or indirect, in an entity or matter which may influence a decision or recommendation they may have to make in the discharge of their responsibilities to the Company and the Affiliates. In the event a possible conflict does arise, its nature and extent should be fully disclosed immediately to the Chief Executive Officer of the Company, or, if he or she is not available, to another executive officer of the Company.

B.	Community and political activities are encouraged provided participation is accomplished in a legal manner, does not interfere with the discharge of work, duties or responsibilities owed the Company or the Affiliates, and is done in a manner clearly indicating the director, officer, or employee does not speak or act for the Company or the Affiliates.

C.	Corporate directorships, election or appointment to public office, commissions, boards, etc., may not be accepted by an officer or employee without prior approval of the Chief Executive Officer of the Company.

D.	Personal and financial affairs of Employees are expected to be conducted on a sound, moral, ethical, and legal basis.

E.	Officers and employees should be familiar with the provisions of the “General Statement of Personal Guidelines” included in the comprehensive Personnel Policies and Procedures of the Company and the Affiliates.

Intracorporate Relationships

Each director, officer, and employee has an important contribution to make to the Company’s overall objective of providing high quality financial services to customers at a reasonable profit in an ethical, competent, and professional manner. To accomplish this objective, it is imperative that we not only deal fairly and honestly with our customers, suppliers, auditors, attorneys, shareholders, and the public at large, but also in our relations with each other, both as individuals and as entities.

Reporting Requirements

The Securities Exchange Act of 1934 empowers the Securities and Exchange Commission to require periodic reporting of information by companies with publicly traded securities. Sections 302 and 906 of the Sarbanes-Oxley Act require the principal executive and financial officers of a company filing periodic reports to certify in each quarterly and annual report, among other things, that the report does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which such statements were made, not misleading, and the financial statements, and other financial information included in the report, fairly present in all material respects the financial condition and results of operations of the Company and the Affiliates. The Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, and any employee acting in that capacity are responsible for the full, fair, accurate, timely and understandable disclosure of financial reporting. It is the responsibility of the Employees of the Company and the Affiliates, regardless of position, to assist in any way possible in assuring that the financial information presented for the Company and the Affiliates, certified by the principal executive and financial officers, is fully, fairly, accurately, timely, and understandably reported.

The Sarbanes-Oxley Act of 2002 and resulting rules of the Securities and Exchange Commission and NASDAQ require the Company to disclose whether it has a Code of Ethics applicable to certain officers, namely, the Chief Executive Officer, the Chief Financial Officer, the principal accounting officer, and anyone acting in that capacity, regardless of title. This Code is intended to comply with these requirements and be applicable to all officers, employees, and directors of the Company and the Affiliates.

Governmental Laws, Rules, and Regulations

The Employees of the Company and the Affiliates should follow the rules established by applicable governmental laws and regulations. The Employees of the Company and the Affiliates should adhere to the regulations set forth by the appropriate regulatory body included but not limited to The Securities and Exchange Commission, The Board of Governors of the Federal Reserve, The Federal Deposit Insurance Corporation, The Alabama State Banking Department and the Florida Office of Financial Regulation.

Administration

The Sarbanes-Oxley Act of 2002 requires the Audit Committee of all publicly traded companies to:

A.	Establish procedures for receiving, retaining, and handling complaints to the company regarding accounting, internal accounting controls, or auditing matters; and

B.	Establish a means for employees of the company to submit confidential and anonymous reports regarding questionable accounting or auditing matters.

The Audit Committee and Board of Directors of the Company and the Affiliates expect the Employees to follow the established Code of Ethics and to report the Company’s financial information, and follow its accounting and auditing practices in a reliable and accurate manner. Every Employee of the Company and the Affiliates is responsible for reporting deviations from the Code of Ethics, irregularities, or suspicious activities. While normal channels of communication and reporting exist within the Company and the Affiliates, Employees who are not comfortable reporting deviations from this Code, irregularities or suspicious activities through the normal channels are encouraged to report the information directly to the Chairman of the Company’s Audit Committee. The Audit Committee has adopted a separate policy establishing the procedures whereby Employees may report irregularities or suspicious activities anonymously to the Chairman of the Company’s Audit Committee.

Amendments and Waivers

Requested amendments to the Code of Ethics should be submitted in writing for approval by the Audit Committee of the Company and ratification by the Board of Directors of the Company.

Requested waivers from the Code of Ethics should be submitted in writing for approval by the Audit Committee of the Company and ratification by the Board of Directors of the Company.

Material violations of the Code of Ethics should be brought to the immediate attention of the Chief Executive Officer of the Company, the Company’s Auditor, or its Audit Committee.

The Company is required to disclose material departures from its Code of Ethics and amendments to its Code of Ethics within five (5) business days after it amends or waives a requirement of its Code of Ethics. The disclosure of amendments or waivers shall be made available on the company’s web site, www.banctrustfinancialgroupinc.com, under the “Investor Relations” tab.

Administering the Code of Ethics is the responsibility of the Auditor, with assistance provided as follows:

A.	Where any doubt exists, interpretation and clarification as to the applicability of this Code to a particular situation should be sought from the Chief Executive Officer or Human Resources Manager of the Company, or the Chairman of the Company’s Audit Committee.

B.	All amendments to this Code will be first approved by the Audit Committee. The Auditor, in consultation with General Counsel of the Company, from time to time may issue interpretations, guidelines, and relevant materials, as appropriate.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY BANCTRUST FINANCIAL GROUP, INC.

Proxy for Annual Meeting of Shareholders, May 13, 2004				For	Withhold	For All Except
Solicited by the Board of Directors		1.	Election of Directors. (except as marked to the contrary below):	☐	☐	☐

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned shareholder of BancTrust Financial Group, Inc., do hereby nominate, constitute, and appoint Dan Britton and Kay I. McKee, and each of them, with full power to act alone, my true and lawful attorneys and proxies, with full power of substitution, for me and in my name, place, and stead, to vote all of the Common Stock of BancTrust Financial Group, Inc. standing in my name on its books on March 19, 2004, at the Annual Meeting of its shareholders to be held at 100 Saint Joseph St., Mobile, Alabama, on May 13, 2004, at 10:00 a.m. C.D.T., and at any adjournment thereof, with all powers that the undersigned would possess if personally present, conferring upon my said attorneys and proxies all discretionary authority permitted by applicable law and regulations, as follows:

James R. Balkcom, Jr.,

Stephen G. Crawford, David C. De Laney, Robert M. Dixon, Greg B. Faison, James A. Faulkner, Broox G. Garrett, Jr., W. Dwight Harrigan, James P. Hayes, Jr., Clifton C. Inge, W. Bibb Lamar, Jr., John H. Lewis, Jr., Harris V. Morrissette, J. Stephen Nelson, Paul D. Owens, Jr., Dennis A. Wallace and Earl H. Weaver.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		2.	Other Business. Transaction of such other business as may be brought before the meeting or any adjournment thereof.

If properly executed and returned, the shares represented by this Proxy will be voted in accordance with the directions given herein. If no specific directions are given, the shares will be voted, subject to and in accordance with the provisions contained in the Board of Directors’ Proxy Statement dated April 16, 2004, “FOR” the Board’s nominees in the Election of Directors. If any other business is presented at the meeting the shares will be voted in accordance with the recommendations of the Board of Directors.

Please be sure to sign and date this Proxy in the box below.	Date	This Proxy may be revoked at any time prior to its exercise by delivery of written notice or a subsequently dated Proxy to the Secretary of BancTrust Financial Group, Inc.

Stockholder sign above	Co-holder (if any) sign above	(Please sign exactly as the name appears hereon. If stock is held in the names of joint owners, each should sign. Attorneys, Executors, Administrators, etc. should so indicate.)

+		+

é    Detach above card, sign, date and mail in postage paid envelope provided.    é

BANCTRUST FINANCIAL GROUP, INC.

Please date, sign and mail this Proxy in the envelope provided.

Postage not necessary if mailed in the United States.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.